[THYSSEN LOGO]                    GIDDINGS & LEWIS

          NEWS RELEASE
          FOR IMMEDIATE RELEASE

          CONTACTS:
          FOR THYSSEN AG:                    FOR GIDDINGS & LEWIS, INC.:
          Media Contact:                     Media Contact:
          Pascale Wiedenroth                 Patricia Meinecke
          (011-49-211) 824-36677             (414) 929-4212

          Investor Contact:                  Investor Contact:
          Konrad Tamschick                   Douglas Barnett
          (011-49-211) 824-38347             (414) 929-4374

               GERMAN ANTITRUST AUTHORITIES APPROVE THYSSEN'S
                      ACQUISITION OF GIDDINGS & LEWIS

          DUESSELDORF, GERMANY, JULY 24, 1997 -- Thyssen AG and Giddings & Lewis, Inc. announced today that they have been notified by the German Federal Cartel Office that the German antitrust authorities have approved Thyssen's acquisition of Giddings & Lewis, Inc. Thyssen's tender offer for all outstanding shares of common stock of Giddings & Lewis is scheduled to expire at 5:00 p.m., New York City time, on July 30, 1997.

          Headquartered in Fond du Lac, Wisconsin, Giddings & Lewis is the largest supplier of industrial automation products and machine tools in North America, and among the largest in the world. The company serves customers worldwide with products and services to improve manufacturing productivity.

          Thyssen AG, headquartered in Dueesseldorf, is one of Germany's biggest industrial and commercial enterprises with approximately $26 billion in annual revenues and approximately 113,000 employees around the world.
          Thyssen has around 320 companies in Germany, the U.S. and numerous other countries. Thyssen AG, through its subsidiaries, offers capital goods and manufactured products, manufactures steel products and provides trading and services such as logistics, distribution of production materials and waste management, and lately cellular telephony. The capital goods include automation systems, machine tools, elevators and automotive supplies.


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